Exhibit 10.13

FORM OF

AGREEMENT REGARDING
CHANGE IN CONTROL

THIS AGREEMENT (“Agreement”) is made and entered into as of                                , 201     (the “Effective Date”) by and between AbbVie Inc. (the “Company”) and                 (the “Executive”);

WITNESSETH THAT:

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel, and the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, a change in control might occur and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company;

NOW, THEREFORE, to induce the Executive to remain in the employ of the Company and in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED by and between the parties as follows:

1.             AGREEMENT TERM.  The initial “Agreement Term” shall begin on the Effective Date and continue through December 31, 20     (the initial “Expiration Date”).  The Agreement Term may be extended beyond the Expiration Date.  If notification of extension is provided before an Expiration Date, the Agreement Term shall continue through the second anniversary of the applicable Expiration Date.  If notification of non-extension is provided before an Expiration Date, the Agreement Term shall expire on the first anniversary of the date of such notification (but in no event prior to such Expiration Date).  If no notification regarding Agreement Term extension or non-extension is provided prior to an Expiration Date, the Agreement Term shall expire on the first anniversary of such Expiration Date.  Each time the Agreement Term is extended, the procedure described in the foregoing sentences shall repeat.  Notwithstanding the foregoing, if a Change in Control (as defined in Section 7 below) occurs during the Agreement Term, the Agreement Term shall continue through and terminate on the second anniversary of the date on which the Change in Control occurs.

2.             ENTITLEMENT TO CHANGE IN CONTROL BENEFITS. The Executive shall be entitled to the change in control benefits described in Section 3 hereof if the Executive’s employment by the Company is terminated during the Agreement Term but after a Change in Control (i) by the Company for any reason other than Permanent Disability or Cause, or (ii) by the Executive for Good Reason.  For purposes of this Agreement:

(a)           A termination of the Executive’s employment shall be treated as a termination by reason of “Permanent Disability” only if, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the Executive is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health plan provided by the Company for a period of not less than three months.

(b)           The term “Cause” shall mean the willful engaging by the Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company.  For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

(c)           The term “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s express written consent:

(i)            a significant adverse change in the nature, scope or status of the Executive’s position, authorities or duties from those in effect immediately prior to the Change in Control, including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;

(ii)           the failure by the Company to pay the Executive any portion of the Executive’s current compensation, or to pay the Executive any portion of any installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(iii)          a reduction in the Executive’s annual base salary (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control as the same may be increased from time to time;

(iv)          the failure by the Company to award the Executive an annual bonus in any year which is at least equal to the annual bonus, awarded to the Executive under the annual bonus plan of the Company for the year immediately preceding the year of the Change in Control;

(v)           the failure by the Company to award the Executive equity-based incentive compensation (such as stock options, shares of restricted stock, restricted stock units, or other equity-based compensation) on a periodic basis consistent with the Company’s practices with respect to timing, value and terms prior to the Change in Control;

(vi)          the failure by the Company to continue to provide the Executive with the welfare benefits, fringe benefits and perquisites enjoyed by the Executive immediately prior to the Change in Control under any of the Company’s plans or policies, including, but not limited to, those plans and policies providing pension, life insurance, medical, health and accident, disability, vacation, executive automobile, executive tax or financial advice benefits or club dues;

(vii)         the relocation of the Company’s principal executive offices to a location more than thirty-five miles from the location of such offices immediately prior to the Change in Control or the Company requiring the Executive to be based anywhere other than the location where the Executive primarily performs services for the Company immediately prior to the Change in Control except for required travel for the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control; or

(viii)        the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement as contemplated by Section 17.

For purposes of any determination regarding the existence of Good Reason, any good faith determination by the Executive that Good Reason exists shall be conclusive.

3.             CHANGE IN CONTROL BENEFITS.  In the event of a termination of employment entitling the Executive to benefits in accordance with Section 2, the Executive shall receive the following:

(a)           The Executive shall be entitled to receive the following employee welfare benefits, provided that such benefits were provided to the Executive immediately prior to the Change in Control: medical, accident, dental, prescription, and life insurance coverage for the Executive (and, where applicable under the Company’s welfare benefit plans, the Executive’s family) through the second anniversary of the Executive’s date of termination of employment, or, if earlier, the date on which the Executive becomes employed by another employer. The benefits provided by the Company shall be no less favorable in terms of coverage and cost to the Executive than those provided under the Company’s welfare benefit plans applicable to the Executive (and, where applicable, the Executive’s family) prior to the Change in Control, determined as if the Executive remained in the employ of the Company through such second anniversary. For purposes of determining eligibility of the Executive for retiree welfare benefits, the Executive shall be considered to have remained in the employ of the Company through such second anniversary.

(b)           If the Executive’s date of termination occurs after the end of a performance period applicable to an annual incentive (bonus) award, and prior to the payment of the award for the period, the Executive shall be entitled to a lump sum payment in cash no later than twenty (20) business days after the date of termination equal to the greatest of (i) the Executive’s annual incentive (bonus) award for that period, as determined under the terms of that incentive award arrangement, (ii) the Executive’s annual incentive (bonus) award for that period, with the determination of the amount of such award based on an assumption that the target level of performance had been achieved, or (iii) the Executive’s average annual incentive (bonus) award for the three annual performance periods preceding that period (provided that if the Executive was not a participant in the incentive award arrangement for any of those three prior years, the averaging period shall be reduced from three years to the number of years during the three year period in which the Executive was a participant; and further provided that if the Executive’s award for any such year was reduced because the Executive was not a participant for the full year, such amount shall be annualized for purposes of the computation in this clause (iii)).

(c)           For any annual incentive (bonus) plan or arrangement in which the Executive participates for the performance period in which the Executive’s termination of employment occurs, the Executive shall be entitled to a lump sum payment in cash no later than twenty (20) business days after the date of termination equal to the greater of (i) the Executive’s annual incentive (bonus) award for the performance period that includes the date of termination, with the determination of the amount of such award based on an assumption that the target level of performance has been achieved or (ii) the Executive’s average annual incentive (bonus) award for the three annual performance periods preceding the performance period that includes the date of termination (provided that if the Executive was not a participant in the incentive award arrangement for any of those three prior years, the averaging period shall be reduced from three years to the number of years during the three year period in which the Executive was a participant; and further provided that if the Executive’s award for any such year was reduced because the Executive was not a participant for the full year, such amount shall be annualized for purposes of the computation in this clause (ii)); provided that such payment shall be subject to a pro-rata reduction to reflect the number of days in the performance period following the date of termination. The amount payable under this Section 3(c) shall be in lieu of any amounts that may otherwise be due to the Executive with respect to any annual incentive (bonus) plan or arrangement in which the Executive participates for the performance period in which the Executive’s date of termination occurs.

(d)           The Executive shall be entitled to a lump sum payment in cash no later than twenty (20) business days after the Executive’s date of termination equal to the sum of:

(i)            an amount equal to three times the Executive’s annual salary rate in effect on the date of the Change in Control or, or if greater, as in effect immediately prior to the date of termination; plus

(ii)           an amount equal to three times the greater of (x) the Executive’s annual incentive (bonus) award for the performance period that includes the date of the Executive’s termination of employment, with the determination of the amount of such award based on an assumption that the target level of performance has been achieved or (y) the Executive’s average annual incentive (bonus) award for the three annual performance periods preceding the performance period that includes the date of termination (provided that if the Executive was not a participant in the incentive award arrangement for any of those three prior years, the averaging period shall be reduced from three years to the number of years during the three year period in which the Executive was a participant; and further provided that if the Executive’s award for any such year was reduced because the Executive was not a participant for the full year, such amount shall be annualized for purposes of the computation in this subsection (ii)); plus

(iii)          either (A) or (B) below, as applicable:

(A)          if the Executive is a participant in the AbbVie Supplemental Pension Plan (the “Supplemental Plan”), the lump sum present value of the difference between the Enhanced Supplemental Plan Benefits (as defined below) and the total benefit to which the Executive is then entitled under the Supplemental Plan. The Enhanced Supplemental Plan Benefits shall mean the benefits under the Supplemental Plan determined as if the Executive had been credited for benefit accrual purposes with three additional years of service and three additional years of eligible earnings at the higher of the Executive’s eligible earnings on the date of termination or the Executive’s eligible earnings on the date of the Change in Control and, for purposes of determining the Executive’s eligibility for subsidized early retirement benefits, determined as if the Executive were three years older than the Executive’s actual age on the date of termination. For purposes of the determination of the Enhanced Supplemental Plan Benefits, “eligible earnings” shall include salary, annual incentive (bonus) awards and all other forms of compensation used to calculate benefits under the Supplemental Plan. The amounts of the annual incentive (bonus) awards shall be calculated, to the extent applicable, in accordance with Sections 3(b) and 3(c) above. The Enhanced Supplemental Plan Benefits shall be determined without regard to any termination or amendment (including any amendment affecting actuarial factors) of such plan or of any other plan, which is adopted on or after a Change in Control or in contemplation of a Change in Control and shall be paid in accordance with the terms of that plan and the Executive’s elections under that plan; or

(B)          if the Executive is not a participant in the Supplemental Plan but is a participant in a similar supplemental pension arrangement outside the United States, the lump sum present value of the difference between the Enhanced Pension Plan Benefits (as defined below) and the benefit to which the Executive is then entitled under the Pension Plan (as defined below).  The Enhanced Pension Plan Benefits shall mean the benefits under the Pension Plan determined as if the Executive had been credited for benefit accrual purposes with three additional years of service and three additional years of eligible earnings at the higher of the Executive’s eligible earnings on the date of termination or the Executive’s eligible earnings on the date of the Change in Control and, for purposes of determining the Executive’s eligibility for any employer-subsidized early retirement benefits, determined as if the Executive were three years older than the Executive’s actual age on the date of termination.  For purposes of the determination of the Enhanced Pension Plan Benefits, “eligible earnings” shall include salary, annual incentive (bonus) awards and all other forms of compensation used to calculate benefits under the Pension Plan.  The amounts of the annual incentive (bonus) awards shall be calculated, to the extent applicable, in accordance with Sections 3(b) and 3(c) above.  The Enhanced Pension Plan Benefits shall be determined without regard to any termination or amendment (including any amendment affecting actuarial factors) of such plan or of any other plan, which is adopted on or after a Change in Control or in contemplation of a Change in Control and shall be paid in accordance with the terms of that plan and the Executive’s elections under that plan.  “Pension Plan” shall mean the pension or retirement plan or scheme of the Company (or its applicable subsidiary) in which the Executive participates on the date of termination or the date of the Change in Control, as applicable.

The amounts payable under Sections 3(d)(i) and 3(d)(ii) shall include the amounts, if any, to which the Executive would otherwise be entitled as severance or notice pay under any severance pay plan or applicable law, provided that if the amount to which the Executive is entitled as severance or notice pay under applicable law exceeds the amounts payable under Sections 3(d)(i) and 3(d)(ii), the Executive shall be entitled to such excess in accordance with the provisions of applicable law.  The amounts payable under Sections 3(d)(i) and 3(d)(ii) shall be in addition to (and not inclusive of) any amount payable under any written agreement(s) directly between the Executive and the Company or any of its subsidiaries.

(e)           If the Executive has previously made a timely election with respect to bonuses payable under the AbbVie 2013 Management Incentive Plan, the AbbVie 2013 Performance Incentive Plan, or any successor plans thereto, all or any portion of the amounts payable under Sections 3(b) and 3(c) (less applicable tax withholding) shall be paid directly to a grantor trust established by the Executive to the same extent as and pursuant to such election no later than twenty (20) business days after the Executive’s date of termination.

(f)            The Company shall provide the Executive with outplacement services and tax and financial counseling suitable to the Executive’s position through the second anniversary of the date of the Executive’s termination of employment, or, if earlier, the date on which the Executive becomes employed by another employer.

If the Executive is a participant in the AbbVie 2013 Performance Incentive Plan or any successor thereto, the Executive’s annual incentive (bonus) award for the performance period which includes the date of termination under Sections 3(c) and 3(d)(ii) above and, if applicable, for the period preceding the date of termination under Section 3(b) shall be determined under the bonus levels communicated in writing to the Executive by the Company for such year and shall not be the Executive’s individual base award allocation as defined in the

AbbVie 2013 Performance Incentive Plan (or any corresponding provision of any successor plan).

4.             MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Except as set forth in Section 3(a) with respect to benefits, the Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after the Executive’s termination of employment with the Company, or any amounts which might have been earned by the Executive in other employment had the Executive sought such other employment.

5.             CODE SECTION 280G.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) determines that receipt of all Payments (as defined below) would subject the Executive to the tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine whether to reduce any of the Agreement Payments (as defined below) to the Executive so that the Parachute Value (as defined below) of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below).  Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(b)           If the Accounting Firm determines that the aggregate Agreement Payments to the Executive should be reduced so that the Parachute Value of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 5 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of the Executive’s termination of employment.  For purposes of reducing the Agreement Payments to the Executive so that the Parachute Value of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount, only Agreement Payments (and no other Payments) shall be reduced.  The reduction contemplated by this Section 5, if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order:  (i) any Payments under Section 3(e), (ii) any Payments under Section 3(d), and (iii) any other cash Agreement Payments that would be made upon a termination of the Executive’s employment, beginning with payments that would be made last in time.

(c)           As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the

Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case consistent with the calculation of the applicable Safe Harbor Amount hereunder.  In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company, together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Code Sections 1 and 4999 or generate a refund of such taxes.  In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Code Section 7872(f)(2).

(d)           In connection with making determinations under this Section 5, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including any non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(e)           All fees and expenses of the Accounting Firm in implementing the provisions of this Section 5 shall be borne by the Company.

(f)            Definitions.  The following terms shall have the following meanings for purposes of this Section 5.

(i)            “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(ii)           “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement.

(iii)          “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Code Sections 1 and 4999 and under applicable state, local, and foreign laws, determined by applying the highest marginal rate under Code Section 1 and under state, local, and foreign laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year.

(iv)          “Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Code Section 280G of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Code Section 4999 will apply to such Payment.

(v)           “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(vi)          “Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Code Section 280G, as determined by the Accounting Firm using the discount rate required by Code Section 280G(d)(4).

(vii)         “Safe Harbor Amount” means (x) 3.0 times the Executive’s “base amount,” within the meaning of Code Section 280G(b)(3), minus (y) $1.00.

6.             TERMINATION DURING POTENTIAL CHANGE IN CONTROL.  If a Potential Change in Control (as defined in Section 8) occurs during the Agreement Term, and the Company terminates the Executive’s employment for reasons other than Permanent Disability or Cause during such Potential Change in Control, the Executive shall be entitled to receive the benefits that the Executive would have received under Section 3, such benefits to be calculated based on the Executive’s compensation prior to the actual termination of employment and such benefits to be paid within twenty (20) business days of the date of such termination; provided, however, that if the Executive is then a “covered employee” as defined under Code Section 162(m), with respect to (a) any annual incentive (bonus) award under Section 3(b), and (b) any annual incentive (bonus) award under Section 3(c), (i) the Executive shall be entitled to receive such annual incentive (bonus) awards only based on achievement of the applicable performance goals, as determined by the terms of the applicable incentive award arrangement, and (ii) upon the occurrence of a Change in Control that (A) qualifies as a “change in control event” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)) and (B) results from the consummation of the Potential Change in Control in connection with which the Executive was terminated, the Executive shall also be entitled to receive the excess of (x) the annual incentive (bonus) awards that the Executive would have received under Sections 3(b) and 3(c) over (y) the amount paid to the Executive under clause 6(b)(i) above, which awards shall be paid to the Executive within twenty (20) business days of the date of the occurrence of such Change in Control.

7.             CHANGE IN CONTROL. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(a)           the date any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of Section 7(c) below; or

(b)           the date on which the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)           the date on which there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation (A) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof and (B) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(d)           the date on which the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Agreement: “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

8.             POTENTIAL CHANGE IN CONTROL. A “Potential Change in Control” shall exist during any period in which the circumstances described in Section (a), (b), (c) or (d), below, exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

(a)           The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this Section 8(a) shall cease to exist upon the expiration or other termination of all such agreements;

(b)           Any Person (without regard to the exclusions set forth in subsections (i) through (iv) of such definition) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control described in this Section 8(b) shall cease to exist upon the withdrawal of such intention, or upon a determination by the Board that there is no reasonable chance that such actions would be consummated;

(c)           Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates);

(d)           The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in Control described in this Section 8(d) shall cease to exist upon a determination by the Board that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

9.             EQUITY AWARDS.  With respect to any award granted to the Executive under the Company’s 2013 Incentive Stock Program (the “Program”) or any successor program, the following shall apply:

(a)           if the award (other than an incentive stock option granted pursuant to Code Section 422 (an “Incentive Stock Option”)) includes a provision substantially similar to the applicable provision in Appendix A, then after a Change in Control no forfeiture shall be effected pursuant to such provision with respect to the Executive unless the Executive has been terminated for “Cause” within the meaning of Section 2(b) above; and

(b)           if the Executive becomes entitled to severance benefits under Section 2(b) above, then in determining the Executive’s rights with respect to that award, other than Incentive Stock Options, the Executive shall be treated as having incurred a termination of employment due to retirement.

10.          WITHHOLDING.  All payments to the Executive under this Agreement will be subject to withholding of applicable taxes. The Company shall withhold the applicable taxes in an amount calculated at the minimum statutory rate and shall pay the amount so withheld to the appropriate tax authority.

11.          CODE SECTION 409A.  To the extent applicable, it is intended that the Agreement be in accordance with the provisions of Code Section 409A.  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A).  To the extent Code Section 409A applies, and notwithstanding anything contained herein to the contrary, for all purposes of this Agreement, the Executive shall not be deemed to have had a termination of employment unless the Executive has incurred a separation from service as defined in Treasury Regulation §1.409A-1(h) and, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, payment of the amounts payable under the Agreement that would otherwise be payable during the six-month period after the date of termination shall instead be paid on the first business day after the expiration of such six-month period.  In addition, for purposes of the Agreement, each amount to be paid and each installment payment shall be construed as a separate, identified payment for purposes of Code Section 409A.  With respect to expenses eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Code Section 409A.

12.          NONALIENATION.  The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

13.          AMENDMENT.  This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

14.          APPLICABLE LAW.  The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

15.          SEVERABILITY.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

16.          WAIVER OF BREACH.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

17.          SUCCESSORS, ASSUMPTION OF CONTRACT.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits.

18.          NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

(a)           in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)           in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

(c)           in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S.

mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Senior Vice President, Human Resources Officer
AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

with a copy (which shall not constitute notice) to:

General Counsel and Secretary
AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

or to the Executive:

Name

Address

City, State Zip

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

19.          RESOLUTION OF ALL DISPUTES. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) (a “Dispute”) shall be settled by alternative dispute resolution procedures in accordance with Appendix B hereto.  During the pendency of any Dispute, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the Dispute was given (including, but not limited to, salary) and continue the Executive (and, where applicable, the Executive’s family) as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the Dispute was given, until such Dispute is resolved.

20.          LEGAL AND ENFORCEMENT COSTS. The provisions of this Section 20 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcing any and all rights under this Agreement or any other compensation plan maintained by the Company, including, but not limited to, the AbbVie Inc. 2013 Incentive Stock Program, the AbbVie 2013 Management Incentive Plan, the AbbVie 2013 Performance Incentive Plan, the AbbVie Deferred Compensation Plan, the AbbVie Supplemental Pension Plan, the AbbVie Supplemental Savings Plan or, in each case, any trust adopted pursuant thereto:

(a)           The Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement or defense.

(b)           Payments required under this Section 20 shall be made by the Company to the Executive (or directly to the Executive’s attorney) as such attorney’s fees, costs, and expenses are incurred, upon the Executive’s prompt submission to the Company of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses.

(c)           The Executive shall be entitled to select legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this Section 20 be reasonable.

(d)           The Executive’s rights to payments under this Section 20 shall not be affected by the final outcome of any dispute with the Company.

21.          SURVIVAL OF AGREEMENT. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

22.          ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the subsidiaries.

23.          DATE OF TERMINATION.  For purposes of this Agreement, the Executive’s termination of employment shall be effective as of the last day the Executive performs services for or on behalf of the Company and its subsidiaries, and the Executive’s term of employment shall not be deemed extended by any notice period mandated under local law.  The Company shall have the exclusive discretion to determine the date as of which the Executive’s employment has been terminated for purposes of this Agreement.

24.          NO RIGHT TO CONTINUED EMPLOYMENT.  This Agreement is not and shall not be interpreted to confer upon the Executive any right to continue in the employ of the Company or any of its subsidiaries or interfere with the ability of the Company or its subsidiaries to terminate the Executive’s employment at any time.

25.          NATURE OF BENEFITS.  References in this Agreement to other benefits or programs on which change in control benefits may be based do not guarantee continued receipt of such benefits or participation in such benefit programs and such references are not intended to create any contractual or other right to receive future benefits.

26.          INTERPRETATION.  The Company (or its delegate) shall, subject to and not inconsistent with the express provisions of the Agreement, have the power and authority to construe and interpret the terms of the Agreement and to make all other determinations deemed necessary or advisable for the administration of the Agreement.  The Company (or its delegate)

may correct any defect or supply any omission or reconcile any inconsistency in the Agreement in the manner and to the extent it shall deem necessary or advisable to carry the Agreement into effect and shall be the sole and final judge of such necessity or advisability.

27.          COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS THEREOF, the Executive has hereunto set his or her hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed on this         day of                 , 201   , all as of the Effective Date.

EXECUTIVE

ABBVIE INC.

By

Its

ATTEST:

(Seal)

APPENDIX A

AGREEMENT REGARDING CHANGE IN CONTROL

FORFEITURE PROVISION REFERENCED IN SECTION 9

Option

The Option shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, the Employee:

(a)           commits a material breach of the terms and conditions of the Employee’s employment, including, but not limited to:

(i)            material breach by the Employee of the Code of Business Conduct;

(ii)           material breach by the Employee of the Employee’s employee agreement or employment contract, if any;

(iii)          commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(iv)          wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(v)           failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s Disability); or

(b)           to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

Restricted Stock/Restricted Stock Units

Shares or units with respect to which Restrictions have not lapsed shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, the Employee engages in activity that constitutes Cause, whether or not the Employee experiences a Termination or remains employed with the Company or a Subsidiary.

Cause shall mean the following, as determined by the Company in its sole discretion:

(a)           material breach by the Employee of the terms and conditions of the Employee’s employment, including, but not limited to:

(i)            material breach by the Employee of the Code of Business Conduct;

1

(ii)           material breach by the Employee of the Employee’s employee agreement or employment contract, if any;

(iii)          commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(iv)          wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(v)           failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s Disability); or

(b)           to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

UK Option

The Option shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, acting fairly and reasonably, the Employee:

(a)           engages in a material breach of the Code of Business Conduct;

(b)           commits an act of fraud, embezzlement, or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(c)           wrongfully discloses secret processes or confidential information of the Company or any of its Subsidiaries; or

(d)           to the extent permitted by applicable law, engages, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

2

APPENDIX B

AGREEMENT REGARDING CHANGE IN CONTROL
ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

The parties to the Agreement Regarding Change in Control (the “Agreement”) recognize that a bona fide dispute as to certain matters may arise from time to time during the term of the Agreement which relates to either party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between the Executive and the Company within twenty-eight (28) days after such notice is received (all references to “days” in the ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.             To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.             Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a)           The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director or shareholder of either party or any of their subsidiaries or affiliates.

(b)           Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)           Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)           If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie

1

should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subsections 2(a)-2(d) shall be repeated.

3.             No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of the subsidiaries or affiliates.

4.             At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a)           a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b)           a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)           a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d)           a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding. Except as expressly set forth in subsections 4(a) - 4(d), no discovery shall be required or permitted by any means, including deposition, interrogatories, requests for admissions or production of documents.

5.             The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)           Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b)           Each party shall be entitled, but not required, to make an opening statement, to present regular or rebuttal testimony, documents or other evidence, to cross-examine witnesses and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c)           The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised, but also any issues

2

raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence and closing arguments shall proceed in the same sequence.

(d)           Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)           Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.             Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.             The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.             The neutral shall be paid a reasonable fee plus expenses by the Company. The Company shall bear its own fees and expenses. The Executive’s fees and expenses shall be paid or reimbursed by the Company to the extent provided by the Agreement.

9.             The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.          Except as provided in Section 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed confidential information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of confidential information.

3